Issuer Free Writing Prospectus filed pursuant to Rule 433

Relating to the Preliminary Prospectus Supplement dated September 9, 2024

Registration Statement 333-280737

September 9, 2024

Press Release

Kodiak Gas Services Announces Public Offering of Common Stock by Selling Stockholder

THE WOODLANDS, Texas, September 9, 2024 – Kodiak Gas Services, Inc. (NYSE: KGS) (“Kodiak” or the “Company”) today announced the commencement of an underwritten public offering (the “Offering”) of 6,140,182 shares of its common stock by an affiliate of the funds known as EQT Infrastructure III and EQT Infrastructure IV (the “selling stockholder”). The selling stockholder intends to grant the underwriters a 30-day option to purchase up to an additional 921,027 shares of the Company’s common stock. Kodiak will not sell any shares of its common stock in the Offering and will not receive any proceeds from the sale of the shares of its common stock being offered by the selling stockholder. The Offering is subject to market and other conditions, and there can be no assurance as to whether or when the Offering may be completed.

In addition, the Company intends to purchase from the selling stockholder in a private transaction $25 million of common stock at a price per share equal to the public offering price (the “Share Repurchase”). Notwithstanding the foregoing, the number of shares of common stock to be offered in the Offering will be equal to 8,000,000 shares less the number of shares the Company would repurchase based on the public offering price. The Offering is not conditioned upon the closing of the Share Repurchase, but the Share Repurchase is conditioned upon the closing of the Offering.

Barclays, Goldman Sachs & Co. LLC and J.P. Morgan are acting as joint book-running managers for the Offering. The Offering will be made only by means of a prospectus supplement and the accompanying base prospectus, which was filed as part of an automatic shelf registration statement on Form S-3 (File No. 333-280737), which was filed with the Securities and Exchange Commission (the “SEC”) and became effective on July 10, 2024. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and the Offering. Copies of the preliminary prospectus supplement and accompanying base prospectus relating to the Offering, as well as copies of the final prospectus supplement once available, may be obtained for free on the SEC’s website at www.sec.gov or by contacting: Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, by phone at 1-888-603-5847 or by email at barclaysprospectus@broadridge.com; Goldman Sachs & Co. LLC, Prospectus Department, 200 West Street, New York, NY 10282, telephone: 1-866-471-2526, facsimile: 212-902-9316 or by emailing Prospectus-ny@ny.email.gs.com; and J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, by email at prospectus-eq_fi@jpmchase.com and postsalemanualrequests@broadridge.com.

There shall not be any sale of these securities in any state or jurisdiction in which an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Investor Contact:

Graham Sones, VP – Investor Relations

ir@kodiakgas.com

(936) 755-3529

About Kodiak

Kodiak is the largest contract compression services provider in the United States, serving as a critical link in the infrastructure enabling the safe and reliable production and transportation of natural gas and oil. Headquartered in The Woodlands, Texas, Kodiak provides contract compression and related services to oil and gas producers and midstream customers in high-volume gas gathering systems, processing facilities, multi-well gas lift applications and natural gas transmission systems.

Forward-Looking Statements

This press release includes “forward-looking statements” for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are statements other than statements of historical fact. Forward-looking statements can be identified by words such as: “anticipate,” “intend,” “plan,” “goal,” “seek,” “believe,” “project,” “estimate,” “expect,” “strategy,” “future,” “likely,” “may,” “should,” “will” and similar references to future periods. They include statements regarding the Offering, including the completion thereof. Although Kodiak believes the expectations and forecasts reflected in the forward-looking statements are reasonable, Kodiak can give no assurance they will prove to have been correct. They can be affected by inaccurate or changed assumptions or by known or unknown risks and uncertainties. Important risks, assumptions and other important factors that could cause future results to differ materially from those expressed in the forward-looking statements are described under “Risk Factors” in Item 1A of Kodiak’s annual report on Form 10-K for the year ended December 31, 2023 and any updates to those factors set forth in Kodiak’s subsequent quarterly reports on Form 10-Q or current reports on Form 8-K. Kodiak undertakes no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events.

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